NEWS BULLETIN RE: CLAIRE’S STORES, INC. 3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS FLAT
NOVEMBER COMPARABLE STORE SALES

PEMBROKE PINES, FL., November 30, 2006. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended November 25, 2006 comparable store sales were flat compared to last November, when comparable store sales rose five percent. Total sales during the four-week period ended November 25, 2006 increased nine percent to $110,278,000 compared with $101,433,000 for the comparable four-week period last year.

Comparable store sales results for November 2006 compared to November 2005 were as follows:

•	Claire’s North America: positive low single digits

•	Claire’s International: negative low single digits

•	Icing by Claire’s: negative mid single digits

Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange.

Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “As predicted, the comparable store sales performance of our International division continues to fluctuate. Our stores in Switzerland, Austria and Germany continue to perform well despite the daunting comparisons they face. We have found that the customers there have shopping habits that are the most closely aligned with our North American customers. As we have previously stated, the retail environments in the UK and France are difficult, with traffic slower than at this time last year. However, customers in the stores are shopping and on an aggregate year to date basis, International average ticket prices have increased since last November. We are continuously introducing new merchandise at attractive prices to provide customers with an appealing selection.”

Marla Schaefer, Co-Chairman and Co-CEO noted that, “The trends that began earlier this fall have continued throughout November in both jewelry and accessories. Our customers are still shopping, however the nature of their purchases has changed. During November, on a consolidated basis, our North American stores saw an increase in transaction volume compared to last November, as well as an increase in units per transaction. This was offset however, by a decline in our average unit retail price. As fashions shift and as we move past comparisons against the higher priced Bohemian merchandise, we anticipate a return to more robust comparable store sales.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2007	FY 2006	CHANGE	CHANGE
February	$90,939	$88,139	3%	4%
March	$116,666	$119,692	-3%	-3%
April	$104,251	$94,877	10%	9%
May	$102,562	$94,593	8%	4%
June	$132,514	$124,336	7%	2%
July	$114,049	$106,113	7%	2%
August	$116,774	$110,728	5%	1%
September	$125,508	$116,366	8%	1%
October	$105,221	$100,165	5%	-1%
November	$110,278	$101,433	9%	0%
Year-to-Date	$1,118,762	$1,056,442	6%	2%

Company Overview

Claire’s Stores, Inc. is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adult females through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of November 25, 2006, Claire’s Stores, Inc. operated approximately 3,000 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., approximately 195 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses approximately 115 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and eight stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com